STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

First: The name of this Corporation is CANNING STREET CORPORATION

Second: Its registered office in the State of Delaware is to be located at 1201 Orange St., Suite 600, One Commerce Center in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is Agents and Corporations, Inc., in County of New Castle.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is Two Billion (2,000,000,000); One Billion Ninety Nine Million shares (1,990,000,000) of which are designated as Common Shares, $0.0001 par value per share, and Ten Million (10,000,000) of which are designated as Preferred Stock, $0.0001 par value, which may be subdivided into various Classes or Series with Rights, Privileges and Preferences to be hereafter determined and designated by the Board of Directors, by filing a Certificate of Designation for each separate Class or Series,

Fifth: The name and mailing address of the incorporator are as follows:
Name: David J. Cutler
Mailing Address 9605 W 49th Ave, #200
Wheat Ridge, CO Zip Code 80033

I, The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of September, A.D. 2020.

BY: ______________________
Incorporator

NAME: David J. Cutler

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:42 PM 09/15/2020
FILED 03:42 PM 09/15/2020
SR 20207285079 - File Number 3678209